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                                                                 EXHIBIT 10.9

                      EMPLOYMENT AND COMPENSATION AGREEMENT

      This Employment Compensation Agreement by and between Bruce Butler, hereinafter called Employee and Marketing Specialists Sales Company, a Texas corporation, hereinafter called MSSC, effective as of date of the signing of this contract and superseding any previous employment contract between the Employee and MSSC or any subsidiary of MSSC is as follows:

                                    RECITALS

      WHEREAS, MSSC and Employee are in mutual agreement that in order to promote the stability of the MSSC and provide security of employment to Employee, it is in the best interest of the Parties to enter into this long term employment agreement;

      NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

      1. EMPLOYMENT TERMS:

            MSSC agrees to employ Employee and Employee agrees to continue his employment with MSSC until the sixty-second (62nd) birthday of Employee, subject to the terms and conditions of this contract as set forth herein, unless sooner terminated pursuant to Paragraph 4 of this contract.


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      2. DUTIES:

            During the period of his employment hereunder except for illness, reasonable vacation periods and reasonable leaves of absence, Employee shall devote all of his business efforts, time, attention and skill to the faithful performance of his assigned duties and such other assignments that the officers and/or Board of Directors may direct him to perform. Employee shall report directly to the Board of Directors of MSSC.

      3. COMPENSATION AND REIMBURSEMENT OF EXPENSES:

            (a) Salary: For services to be rendered by Employee under the terms of this agreement, MSSC shall pay as compensation, a base salary in an amount of $20,000 per month. It is understood and agreed that this salary shall be considered as compensation for the work performed or effort expended in connection with business duties assigned by the Board of Directors of MSSC. It is agreed that this salary will be reviewed annually and may be increased by the Board of Directors as business conditions of MSSC and the industry dictate but decreased only by mutual agreement.

            (b) Automobile: Employee shall be provided a company automobile or automobile allowance.


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            (c) Reimbursement of Expenses: MSSC shall pay or reimburse Employee for all reasonable and other expenses incurred by Employee in performing his obligations under this agreement.

            (d) Such other benefits that are afforded other general employees of the Corporation.

            (e) Annual Bonus based on performance as determined by the Board of Directors.

            (f) Deferred Compensation as set forth in a separate agreement between MSSC and Employee.

      4. TERMINATION:

            All or part of this contract may be terminated under the following conditions:

            (a) Termination for Cause By Written Notice From MSSC to Employee:
Termination for cause shall be either (i) an act or omission that violates established Company policy; (ii) Employee pleads or is found guilty of violation of State or Federal felony law; (iii) Employee fails to perform his duties hereunder for a continuous period of thirty (30) days and fails to resume such duties within ten (10) days after written notice from MSSC following such thirty
(30) day period; (iv) Employee engages in insubordination, disloyalty, dishonesty or other unprofessional conduct. In the event of termination for cause, MSSC shall continue to pay Em-


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ployee his salary at the same rate payable at the time of termination for a period of two (2) years after termination.

            (b) Death or disability of Employee: In the event that Employees dies or becomes disabled or is prevented from performing under this contract due to health reasons, then at that event, MSSC's obligation to pay the salary in 3(a) above shall continue for 120 days after the determination date of death or disability as set forth below and Employee's right to said salary shall be thereafter terminated. For the purpose of this agreement, Employee shall be deemed to be disabled at such time as in the judgment of a Doctor retained by the Board of Directors, become totally and permanently physically or mentally disabled to such an extent that he cannot perform the significant duties of his employment on a full time basis and such disability is expected to continue beyond a one year period of time. In the event that Employee disagrees with the opinion of the doctor retained by the Board of Directors, Employee shall have the right to seek a second opinion from a doctor Employee retains. In the event that the two doctors disagree, they will choose a third doctor for his/her opinion and both parties will abide by the majority opinion of the three doctors. Termination of Employee's employment with the Corporation by reason of disability shall be effective on the date the Corporation gives notice of such fact to the Employee, which shall not be later than the one year period set forth above.


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            (c) Employee terminates the Agreement on thirty (30) days prior written notice to the Board of Directors.

      5. POST TERMINATION OBLIGATIONS:

            (a) Employee shall not either during the term of employment of this Agreement or at any time thereafter, to the detriment of MSSC, knowingly use, disclose or reveal to any unauthorized person, any trade secrets or other confidential information relating to the MSSC, its subsidiaries or affiliates, or to any of the businesses operated by them, including without limitation, any customers lists, and Employee confirms that such information constitutes the exclusive property of the MSSC.

            (b) Employee shall not, for a period of two years immediately following termination of his employment, without the written consent of MSSC, directly or indirectly, either as a principal, agent or employee or on his own account or jointly with others as a director, officer, employee or consultant, representative or as a stockholder owning more than 5% percent of the stock of any corporation or as a member of any general or limited partnership, engaged in any business which will in any way compete with the business of this MSSC in the food brokerage business; nor during such period lend his credit or money for the purpose of establishing or operating any such business, or otherwise give advice or assistance to any third party, firm, association or corporation engaging in such business, nor lend or allow his


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name or reputation to be used in any such business or otherwise allow his skill, knowledge or experience to be so used; provided, however, that none of the foregoing limitations shall apply to any activities of the Employee in connection with any such business if such business is not in the States of Texas, Georgia, Arkansas, Louisiana, Tennessee and Florida and other State or other geographic areas where MSSC has been doing business during the last 12 months preceding termination and in which the employee's competition would be detrimental to MSSC. If, at the time of enforcement of any of the provisions of this Agreement, a court shall hold that the period, scope or geographical area of the restrictions stated herein are unreasonable under the circumstances then existing, the parties agree that the maximum period, scope or area reasonable under such circumstances in the judgment of the court having jurisdiction in the dispute shall be substituted for the period, scope or area stated herein, with respect to the enforcement of such provisions then at issue. As partial consideration for this noncompetition provision, MSSC agrees to pay Employee upon termination, one (1) month's severance pay at a rate of Employee's then current salary, regardless if termination is voluntary or involuntary.

            (c) Notwithstanding that MSSC does not have an adequate remedy at law for a breach of the agreement not to compete as set forth above and without waiving any right to an injunction that MSSC may have in addition to any damage claim, the parties hereto stipulate and agree that in the event of breach of


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said noncompetition agreement by Employee, MSSC will suffer damages during the period of time in which the Employee competes as set forth in (b) above or attempts to compete with the MSSC as set forth in (b) above. Furthermore, the parties stipulate and agree that the precise amount of damages incurred by MSSC in such circumstances would be difficult, if not impossible, to calculate and, therefore, the parties hereby stipulate and agree to the imposition of liquidated damages for such breach in an amount equal to as follows: for each principal account actually lost by MSSC as a proximate result of Employee's default hereunder, the amount of such liquidated damages to be equivalent to the gross brokerage paid by such lost account to MSSC for the twelve month period immediately preceding such default.

      In addition to any other remedies as set out herein for breach of this contract by Employee, payments of severance benefits under the terms of this Agreement may be terminated by MSSC, if Employee fails to comply with the conditions set forth in paragraph (a) or (b) immediately above.

      6. GOVERNING LAW:

            The parties hereto agree that it is their intention and covenant that this agreement and performance hereunder and all suits and special proceedings hereunder be construed in accordance with and under and pursuant to the laws of the State of Texas and that in any action, special proceeding or other proceeding that may be brought arising out of or in connection with or by reason of this agreement, the laws


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of the State of Texas shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted. Subject to the right of either party to obtain injunctive relief to prevent a breach of this Agreement, all disputes arising under this Agreement shall be resolved by binding arbitration in Dallas, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

      7. SUCCESSORS AND ASSIGNS:

            In the event that 51% or more of the Company or its assets are sold, transferred or merged (including an asset purchase) to any other party, Company shall cause as part of the transaction, the acquiring person or entity to expressly assume Company's obligation hereunder.

            Signed this 28th day of September, 1995.


EMPLOYEE                            Marketing Specialists Sales
                                    Company


/s/ Bruce A. Butler                 BY: /s/ Ronald D. Pederson
--------------------------------        ----------------------------------------
                                    Chairman of the Board


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